EDWARDS & ANGELL
         A Partnership including Professional Corporations
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COUNSELLORS AT LAW                                     2700 HOSPITAL TRUST TOWER
Since 1894                                             PROVIDENCE, RI 02903-2499
                                                       (401) 274-9200
                                                       FAX (401) 276-6611


                                                                     Exhibit 8.2






                                                              November 6, 1996



Finest Financial Corp.
Route 38, Bridge Street
Pelham Plaza
Pelham, NH  03076

         Re: Federal Income Tax Consequences of Merger of Finest Financial Corp. with and into First Essex Bancorp, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Finest Financial Corp. ("Seller") in connection with the proposed Acquisition Merger, as hereinafter defined, of Seller with and into First Essex Bancorp, Inc. ("Buyer") pursuant to the Agreement and Plan of Reorganization, dated as of August 5, 1996, as amended, among Buyer, Seller and Pelham Bank and Trust Company, a wholly owned subsidiary of Seller (the "Bank"), which Agreement and Plan of Reorganization, and all other agreements contemplated thereby, are collectively referred to as the "Agreement." You have requested our opinion that (i) the merger of Seller with and into Buyer (the "Acquisition Merger") will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) as to certain other federal income tax consequences arising in connection with the Acquisition Merger.

         In preparing this opinion, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering such opinion. The opinions expressed herein are based on the terms of the Acquisition Merger as described in the Agreement (including exhibits thereto), as well as on certain factual statements relating to the Acquisition Merger and the transactions contemplated thereby set forth in the Registration Statement on Form S-4 filed on


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Finest Financial Corp.
November 6, 1996
Page 2

September 26, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement") and on certain factual assumptions set forth below.

         The discussion and conclusions set forth below are based on the Code, the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance therefore can be given that the federal income tax consequences described below will not be altered in the future.

         Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

I.       The Acquisition Merger

         Subject to the terms and conditions of the Agreement, Seller will be merged with and into Buyer pursuant to the Agreement, the separate existence of Seller will cease, and Buyer will be the surviving corporation in the
Acquisition Merger. The Seller's shareholders will in the aggregate receive consideration in the Acquisition Merger of between fifty (50%) and sixty-two (62%) percent of Buyer Common Stock with the balance of the consideration being provided in cash. Contemporaneous with the Acquisition Merger, the Bank will be merged with and into First Essex Bank, FSB ("Savings Association"), a wholly-owned subsidiary of Buyer ("Bank Merger"). Although the Bank Merger is intended to qualify as a tax-free reorganization, this opinion only addresses the federal tax consequences of the Acquisition Merger.

II.      Assumptions

         In connection with our preparation of this opinion, we have with your permission, relied upon the following assumptions and we have assumed that the Acquisition Merger will be consummated pursuant to the terms of the Agreement.

         A. The fair market value of the Buyer stock and other consideration received by each Seller shareholder in the Acquisition Merger will be approximately equal to the fair market value of the Seller stock surrendered in exchange therefor.

         B. There is no plan or intention by the stockholders of Seller who own directly or indirectly, a one percent (1%) or greater interest (by value) in Seller, and to the best of the knowledge of the management of Seller there is no plan or intention on the part of the remaining Seller shareholders, to sell, exchange or otherwise dispose of a number of shares of Buyer stock received in the Acquisition Merger that would reduce the Seller shareholders' ownership of Buyer stock to a number of shares having a value, as of the date of the Acquisition Merger, of less than forty-five percent (45%) of the value of all of the formerly outstanding stock of Seller as of the same date. For purposes of this assumption, shares of Seller stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Buyer stock will be treated as outstanding Seller stock on the date of the Acquisition Merger. Moreover, shares of Seller stock and shares of Buyer stock held by Seller shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Acquisition Merger have been considered in making this representation.



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Finest Financial Corp.
November 6, 1996
Page 3

         C. Except as may occur pursuant to the ordinary operation of a stock repurchase program previously approved by the Board of Directors of Buyer, Buyer has no plan or intention to reacquire any of its stock issued in the Acquisition Merger. With respect to any purchases pursuant to Buyer's existing stock repurchase program, (i) the stock repurchases will not be part of the plan of reorganization, and will have an independent corporate business purpose, (ii) the stock, if any, to be so repurchased is widely held, (iii) any such stock repurchases will generally be made in the open market and, to the extent not made in the open market, will not be made from former Seller stockholders, and
(iv) such repurchases will in no event exceed five percent of the outstanding stock of Buyer during any 12 month period.

         D. Buyer has no plan or intention to sell or otherwise dispose of any of the assets of Seller acquired in the Acquisition Merger, except for the disposition of Bank stock pursuant to the Bank Merger, dispositions made in the ordinary course of business, or transfers described in Section 368(a)(2)(C) of the Code.

         E. The liabilities of Seller assumed by Buyer, and the liabilities to which the assets of Seller transferred in the Acquisition Merger are subject, were incurred by Seller in the ordinary course of its business.

         F. Following the Acquisition Merger, Buyer will continue the historic business of Seller or use a significant portion of Seller's historic business assets in a business.

         G. Buyer, Seller, and the shareholders of Seller, will pay their respective expenses, if any, incurred in connection with the Acquisition Merger.

         H. There is no intercorporate indebtedness existing between or among any of Buyer, Seller, Savings Association or Bank, that was issued, acquired, or will be settled at a discount.

         I. Neither Buyer, nor Seller, is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         J. Neither Buyer, nor Seller, is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         K. The fair market value of the assets of Seller transferred to Buyer in the Acquisition Merger will equal or exceed the sum of the liabilities assumed by Buyer plus the amount of liabilities, if any, to which the transferred assets are subject.


         L. The total adjusted basis of the assets of Seller transferred to Buyer in the Acquisition Merger will equal or exceed the sum of the liabilities assumed by Buyer plus the amount of liabilities, if any, to which the transferred assets are subject.

         M. No consideration for the Acquisition Merger has been or will be provided by Buyer to Seller or to the stockholders of Seller other than as expressly provided for in the Agreement.



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Finest Financial Corp.
November 6, 1996
Page 4

         N. None of the compensation received by any shareholder-employees of Seller will be separate consideration for, or allocable to, any of their shares of Seller stock; none of the shares of Buyer stock received by any shareholder-employees of Seller will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Seller will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

III.     Opinion

         Based upon the foregoing, it is our opinion that:

         A. The Acquisition Merger of Seller into Buyer will constitute a reorganization within the meaning of Section 368(a) of the Code. Seller and Buyer will each be a party to a reorganization.

         B. For federal income tax purposes, no gain or loss will be recognized by Seller or Buyer as a result of the reorganization.

         C. The basis of Seller's assets in the hands of Buyer immediately after the Acquisition merger will be the same as the basis of such assets in the hands of Seller immediately before the Acquisition Merger.

         D. A Seller stockholder who receives solely Buyer Common Stock in exchange for Seller's Common Stock pursuant to the reorganization will not recognize gain or loss on the transaction.

         E. A Seller stockholder who receives solely cash in exchange for his Seller Common Stock will recognize a gain or loss for federal tax purposes equal to the difference between (i) the cash received and (ii) the stockholder's tax basis in the Seller Common Stock exchanged. Assuming that the Seller Common Stock exchanged was a capital asset in the hands of the Seller stockholder, such gain will be a capital gain.

         F. A Seller stockholder who receives cash (including cash for fractional shares) and Buyer Common Stock for his Seller Common Stock and whose tax basis in his Seller Common Stock surrendered is less than the sum of the fair market value of the Buyer Common Stock received and cash, will realize a gain on the transaction ("Realized Gain"). Such stockholder will recognize a gain on the transaction equal to the lesser of (i) such Realized Gain and (ii) the amount of cash received. Assuming that the Seller Common Stock exchanged was a capital asset in the hands of the stockholder and the exchange does not have the effect of a dividend, the gain so recognized will be characterized as a capital gain.

         If a Seller stockholder realizes a loss on the exchange, such loss will not be currently recognized for federal income tax purposes. Such unrecognized loss will be reflected in the adjusted tax basis of the Buyer Common Stock received in the transaction.

         G. The federal income tax basis of the shares of Buyer Common Stock for which shares of Seller Common Stock are exchanged pursuant to the Acquisition Merger will be the same as the


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Finest Financial Corp.
November 6, 1996
Page 5

basis of such shares of Seller Common Stock exchanged therefore, increased by any gain recognized in the transaction, and decreased by any cash received in the transaction.

         H. The holding period of Buyer Common Stock received in the transaction will include the holding period of the shares of Seller Common Stock exchanged.

         This opinion is furnished solely for the benefit of the addressee in connection with the transactions contemplated in the Agreement and may not be relied upon by any other person or entity or for any other purpose without our written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4. This opinion is not intended to satisfy the opinion required by Section 6.03(d) of the Agreement, which opinion will be delivered at the Effective Time and based upon executed representations of all parties to the Acquisition Merger and certain Seller shareholders.

                                                             Very truly yours,


                                                             /d/Edwards & Angell
                                                             EDWARDS & ANGELL